Exhibit 10.32

CONSULTING SERVICES AGREEMENT
Between
TIMBER PHARMACEUTICALS, LLC and
AT CONSULTING LLC

This Consulting Services Agreement (this “Agreement”) is made and entered into as of the 8th day of January, 2020 (“Effective Date”), by and between Timber Pharmaceuticals, LLC, located at 50 Tice Boulevard, Suite A26, Woodcliff Lake, NJ 07677 (“COMPANY”), and AT CONSULTING LLC (“CONSULTANT”) with an address at 40 East Shore Rd, Mountain Lakes, NJ 07046 and referred to collectively as the “Parties” or singly for either entity as the “Party”.

AGREEMENT

1.                                      Performance; Independent Contractor.

COMPANY hereby retains CONSULTANT, and CONSULTANT hereby agrees to be retained, to provide certain services (the “Services”) exclusively as an independent contractor of COMPANY.  CONSULTANT shall perform the Services for COMPANY and shall commit such resources and professional time as is reasonably necessary to perform the Services.

2.                                      Consideration

COMPANY shall compensate CONSULTANT as per the terms and conditions in Exhibit A.

3.                                      Representations and Warranties of COMPANY.

The execution, delivery and performance of this Agreement by COMPANY will not result in any breach of, or default under, any term or provision of any agreement, obligation, instrument, judgment, decree, order, statute, rule or governmental regulation to which COMPANY is a party or by which COMPANY may be bound or which applies to COMPANY.  COMPANY has all rights and permissions necessary for CONSULTANT to perform the Services.  COMPANY is duly authorized to enter into this Agreement and perform its obligations hereunder.

4.                                      Representations and Warranties of CONSULTANT.

The execution, delivery and performance of this Agreement by CONSULTANT will not result in any breach of, or default under, any term or provision of any agreement, obligation, instrument, judgment, decree, order, statute, rule or governmental regulation to which CONSULTANT is a party or by which CONSULTANT may be bound or which applies to CONSULTANT.  CONSULTANT has all rights and permissions necessary to perform the Services.  If required, CONSULTANT has obtained all authorizations to enter into this Agreement and perform the obligations hereunder.

5.                                      Confidentiality and Nondisclosure.

The Confidentiality Agreement between COMPANY and CONSULTANT dated as of March 5, 2019 is hereby incorporated by reference as though fully set forth herein, and as so amended such that:

A.                                    The term shall remain in full force and effect during the Term of this Agreement and;

B.                                    neither Party shall use the other Party’s Confidential Information for its own or any third party’s benefit, or allow any persons or entities access to the Confidential Information and;

C.                                    CONSULTANT’S compensation shall be considered Confidential Information.

6.                                      Return of Materials

The CONSULTANT agrees to promptly return, following the termination of this Agreement or upon earlier request by the COMPANY, all tangible or digital or other electronic embodiments of the Confidential Information in the CONSULTANT’S possession and (i) supplied by the COMPANY in conjunction with the CONSULTANT’S performance of the Services under this Agreement or (ii) generated by the CONSULTANT in the performance of the Services under this Agreement.

7.                                      Intellectual Property

CONSULTANT’S written and other work product, including all inventions, data, and other developments of any type, whether tangible or intangible, generated in the course of the CONSULTANT’s services rendered pursuant to this Agreement is work for hire, and is the sole property of COMPANY.  CONSULTANT shall retain no rights in such written and otherwise tangible products of its work.  CONSULTANT hereby assigns to COMPANY any and all right, title and interest it may have in any written and otherwise tangible work product which it may invent and assist in inventing, while performing the services pursuant to this Agreement.  CONSULTANT hereby assigns to COMPANY any interest it may have in any trade names, trademarks, service marks or other forms of intellectual property which it may create or assist in the creating in the course of its provision of services pursuant to this Agreement. CONSULTANT shall disclose to COMPANY all art which it has invented in the course of rendering services pursuant to this Agreement.  CONSULTANT shall assist COMPANY in securing protection of intellectual property by signing agreements, assignments and other documents.  CONSULTANT shall be compensated for its time spent assisting COMPANY to secure intellectual property protections.  To the extent that CONSULTANT has contributed as an inventor or creator of patentable or otherwise protectable intellectual property, COMPANY and its assignees shall recognize CONSULTANT, without additional compensation, in applications for intellectual property protection.

8.                                      Term and Termination.

The term of this Agreement shall commence upon the Effective Date.  This Agreement shall be in effect for (12) months (“Initial Term”) from the Effective Date, unless earlier terminated for breach.

Should COMPANY choose to terminate a specific Service prior to completion for any reason, COMPANY agrees to pay CONSULTANT:

A.                                    all reasonable direct fees for Services performed up to the effective date of termination, and;

B.                                    all pre-approved non-cancelable or non-refundable costs for third party contracted Services and other expenses, if any, incurred in connection with any specific Service being terminated to the date of termination .

9.                                      Indemnification.

COMPANY will defend, indemnify, and hold CONSULTANT and its officers, trustees, affiliates, agents, servants, employees and independent contractors harmless from and against any third party claims, demands, suits, action s, causes of actions, losses, damages, fines and liabilities, including reasonable attorneys’ fees, arising out of the Services or breach of any of the covenants of this Agreement by COMPANY (“CONSULTANT Losses”), and will pay any costs and damages which may be assessed against CONSULTANT, except that COMPANY shall not be obligated to indemnify CONSULTANT for CONSULTANT Losses to the extent they result from the negligence or willful misconduct of CONSULTANT.

CONSULTANT will defend, indemnify, and hold COMPANY and its officers, trustees, affiliates, agents, servants, employees and independent contractors harmless from and against any third party claims, demands, suits, actions, causes of actions, losses, damages, fines and liabilities, including reasonable attorneys’ fees, arising out of the breach of any of the covenants of this Agreement by CONSULTANT (“COMPANY Losses”), and will pay any costs and damages which may be assessed against COMPANY, except that CONSULTANT shall not be obligated to indemnify COMPANY for COMPANY Losses to the extent they result from the negligence or willful misconduct of COMPANY.

10.                               Advertising.

Neither Party shall use the name, trademarks or employee names of the other Party in any announcement, press release, publication or promotional material or in any form of public distribution, including the Party’s website or any social networking media without the prior written consent of the other Party except as required by applicable law, any court or administrative order.

Notwithstanding the foregoing provisions of this Section, either Party shall have the right to include the name of the other Party in any listing of clients, the type of services provided and the respective fees charged or forecasted to be charged for the sole purpose of providing such information to board members, financial institutions and prospective equity or debt investors in the respective Party.

11.                               Notices.

All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three (3) calendar days after being sent by prepaid certified or registered U.S. mail to the address of the other Party to be noticed as set forth herein or such other address as such Party last provided to the other by written notice.  Email shall also be considered acceptable as long as there is a confirmation of acceptance.

12.                               Counterparts; Facsimile Signatures.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures received by facsimile shall be deemed to be original signatures.

13.                               Injunctive Relief, Governing Law and Limitations of Liability

Injunctive Relief.  Notwithstanding the foregoing, the Parties shall (in addition to any other remedies that may be available, in law, in equity or otherwise) be entitled to seek injunctive relief in connection with the breach or threatened breach of the covenants of this Agreement without the necessity of proving actual damages.

Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

Limitations of Liability. Except in the case of willful misconduct, gross negligence or fraudulent behavior, in no event shall either Party or its respectful affiliates be liable to the other Party or its respective affiliates for any special, indirect, incident al, consequential or exemplary damages, including without limitation, lost savings, lost profits or other economic loss, or loss of records or data, or failure to achieve expected or positive clinical trial outcome as a result of or arising out of this Agreement, the provision of Services hereunder or any other matters relating to or arising from this Agreement, whether such claim be in tort, contract or otherwise and whether or not the possibility of such damages was reasonably foreseeable or disclosed.

14.                               Assignment.

This Agreement may not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that such consent shall not be required if the COMPANY (i) makes an assignment to an affiliate, or (ii) makes an assignment in connection with the transfer or sale of all or substantially all of its business (whether by asset sale, merger, consolidation, or similar transaction) related to this Agreement.  This Agreement shall be binding upon the permitted successors and assigns of the Parties.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by duly authorized representatives of all parties hereto as of the Effective Date.

AT CONSULTING LLC		Timber Pharmaceuticals, LLC

By:	/s/ Amir Tavakkol	By:	/s/ John Koconis

Name:	Amir Tavakkol	Name:	John Koconis

Title:	Principal	Title:	CEO

Exhibit A

Services and Compensation

I.                                        Services

A.                                    CONSULTANT shall provide consultation on matters including, but not limited to, product development, pre-clinical development, clinical development, and regulatory matters relative to COMPANY’S technologies, the derivative products, and any other products that may be identified in the future.  In accordance with CONSULTANT’S convenience, CONSULTANT shall participate in meetings (whether virtual or in-person) relating to product development, clinical and regulatory matters, and matters relating to fundraising by COMPANY.  CONSULTANT shall provide other reasonable consulting Services as requested by COMPANY.

B.                                    COMPANY can list CONSULTANT on its website with a biography approved by CONSULTANT and can reasonably communicate this as such notwithstanding the terms in Section 10.

II.                                   Compensation

A.                                    COMPANY shall pay CONSULTANT all fees, expenses and other amounts owed to CONSULTANT for Services within thirty (30) days of receipt of an invoice from CONSULTANT without any setoff or deduction.

B.                                    Service activities will be billed at an hourly rate of $300/ hour until a public financing is consummated for the company, where the rate will increase to $350/hr.

C.                                    For the period beginning with the Effective date and through January 24, 2020, the COMPANY agrees to compensate the CONSULTANT for 104 hours, an amount not to exceed 8,125 USD.  After January 24, 2020, CONSULTANT agrees to bill the company pursuant to this Agreement and as detailed in Exhibit A on an hourly basis.  If, at any time, after February 1 2020, consulting services for a 4 week period are expected to exceed $12,500, prior approval from the Company is required.

D.                                    Approved out of pocket and vendor expenses (i.e., Travel, FedEx etc.) will be billed at cost.  Out of pocket and vendor expenses exceeding $50.00 shall be agreed upon in writing before these expenses are incurred.

E.                                     Travel time to perform requested Services will be performed at 50% of the above hourly rates and billed up to a maximum of eight hours/day.

F.                                      Invoicing and Payment Terms

1)                                     Monthly invoices for Services will be prepared and forwarded approximately ten (10) days after the end of the month during which the corresponding fees for services are earned. Invoices ordinarily will be dated as of the last day of the month for which they apply and are submitted electronically. Invoices shall be submitted to: jkoconis@timberpharma.com.  Invoices and/or expenses must be submitted within three (3) months of occurrence or will be considered waived and not payable by the COMPANY.

2)                                     Supporting documentation for invoices will be submitted including receipts for expenses of $25.00 or greater per transaction.

3)                                     CONSULTANT shall provide Form W-9 to COMPANY accompanying the first invoice

4)                                     FORM 1099 shall be submitted by COMPANY annually

5)                                     CONSULTANT’s invoices shall be paid to:

Amir Tavakkol

40 East Shore Rd

Mountain Lakes, NJ 07046